Exhibit 99.1

ELDORADO RESORTS REPORTS SECOND QUARTER NET REVENUE OF $231.3 MILLION, OPERATING INCOME OF $29.7 MILLION AND ADJUSTED EBITDA OF $46.7 MILLION

- Operating Income Increases for the Fourth Consecutive Quarter and Adjusted EBITDA Increases for the Fifth Consecutive Quarter -

Reno, Nev. (August 4, 2016) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the second quarter ended June 30, 2016. Net revenue, operating income and Adjusted EBITDA for all periods summarized below include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015.

	Total Net Revenue			Total Net Revenue
($ in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change

Reno Tri-Properties (1)	$ 84,161	$ 76,913	9.4%	$ 156,932	$ 145,009	8.2%
Eldorado Shreveport	32,088	34,634	(7.4)%	66,530	69,268	(4.0)%
Scioto Downs (2)	42,243	40,547	4.2%	82,026	78,266	4.8%
Mountaineer	35,754	42,522	(15.9)%	69,140	82,198	(15.9)%
Presque Isle Downs	37,069	37,724	(1.7)%	70,253	69,393	1.2%
Total Net Revenue (1)	$ 231,315	$ 232,340	(0.4)%	$ 444,881	$ 444,134	0.2%

($ in thousands, except per share data)	Adjusted EBITDA			Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change

Reno Tri-Properties (1)	$ 18,915	$ 14,335	32.0%	$ 29,908	$ 21,705	37.8%
Eldorado Shreveport	7,456	7,945	(6.2)%	15,903	15,088	5.4%
Scioto Downs (2)	14,578	14,177	2.8%	29,169	27,236	7.1%
Mountaineer	3,674	6,996	(47.5)%	7,217	12,218	(40.9)%
Presque Isle Downs	5,787	5,921	(2.3)%	10,558	9,468	11.5%
Corporate (3)	(3,758)	(3,669)	2.4%	(7,766)	(7,228)	7.4%
Total Adjusted EBITDA (1) (4)	$ 46,652	$ 45,705	2.1%	$ 84,989	$ 78,487	8.3%

Operating Income	$ 29,655	$ 23,059		$ 47,917	$ 35,143
Net income (loss)	$ 10,791	$ 4,795		$ 14,160	$ (1,369)

Basic EPS	$ 0.23	$ 0.10		$ 0.30	$ (0.03)

Diluted EPS	$ 0.23	$ 0.10		$ 0.30	$ (0.03)

(1)    Figures for the three and six months ended June 30, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

(2)    Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in Q1 2016.  The changes are non-cash and related to prior years.  If the regulatory change didn’t take place, net revenues at Scioto Downs would have increased 6.1% for the six months ended June 30, 2016.  The net non-cash impact to Adjusted EBITDA was $0.6 million and that amount is added back to Scioto Downs’ Adjusted EBITDA for the six months ended June 30, 2016.

(3)    Corporate for the six months ended June 30, 2016 excludes severance expense of $1.5 million.

(4)    Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Significant growth related to Eldorado’s expanded presence in Reno and our ongoing success with initiatives to expand operating margins resulted in our fourth consecutive quarter of year over year operating income growth and our fifth consecutive quarter of year over year Adjusted EBITDA growth despite relatively flat revenue,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.  “For the 2016 second quarter, Adjusted EBITDA increased 2.1%, pro forma for the Reno acquisition, while our consolidated Adjusted EBITDA margin rose 50 basis points to 20.2%, marking the fifth consecutive quarter of EBITDA margin increases.

“Our acquisition last November of Reno’s Circus Circus and the 50% interest in Silver Legacy we did not already own continues to be a catalyst for our operating performance.  In addition to the benefit from the revenue and cost synergies we have already implemented at our Reno Tri-Properties, we are also benefiting from the growing economic strength in the Reno market driven by recent investments, most notably by Tesla and Switch, the rebound of housing prices, expanded airline service into and out of the city and a lower unemployment rate in the region.  Reflecting these factors, second quarter net revenue and Adjusted EBITDA at our Reno Tri-Properties rose 9.4% and 32.0%, respectively.  Eldorado Scioto Downs remains another solid success story as we increased the property’s market share in the second quarter and grew net revenue and Adjusted EBITDA for the sixth consecutive quarter.

“During the second quarter, Eldorado continued to execute on its strategies for return-focused facility enhancements with the opening of The Brew Brothers restaurant at Presque Isle Downs in May and the second smoking patio at Eldorado Scioto Downs on June 30.  Following the successful May opening of The Brew Brothers at Presque Isle Downs, early in the third quarter we added a new escalator to the property which takes guests from the casino floor up to the restaurant.  The escalator has improved traffic flow at the property and the addition of The Brew Brothers concept at Presque Isle Downs has been well received by our players.  In addition, a new smoking patio at Eldorado Scioto Downs opened with 119 additional VLTs and a casino bar, bringing our total VLT count in both our smoking patios to 201 units.  Work continues across the Reno Tri-Properties to finalize budgets and plans to enhance our guests’ experiences, including our previously announced plans for room renovations at Circus Circus Reno and new food and beverage and other property amenities.  Finally, early in the third quarter we named Gregg Carano General Manager of Mountaineer Casino Racetrack & Resort. Most recently, Gregg served as Senior Vice President of Food and Beverage for Eldorado Resorts and he previously served as General Manager of Circus Circus Reno and General Manager of Eldorado Resort Casino Reno.

“As we look forward to the second half of the year, we are very excited about the benefit these facility enhancement projects will provide to our guests and remain focused on the implementation of operating strategies that we expect will deliver additional value for our shareholders.”

Balance Sheet and Liquidity

At June 30, 2016, Eldorado had $37.1 million in cash and cash equivalents and $3.9 million in restricted cash.  Outstanding indebtedness at June 30, 2016 totaled $817.8 million, including $22.0 million outstanding on the Company’s revolving credit facility.  Capital expenditures in the second quarter of 2016 totaled $9.9 million and $20.5 million in the first half of the year.  The Company continues to anticipate 2016 full-year capital expenditures of $50 million, with approximately $15 million allocated to project cap-ex and the remaining $35 million for maintenance cap-ex.

“We continue to successfully implement initiatives that drive higher free cash flow which is being allocated to reduce our debt and leverage,” said Tom Reeg, President and Chief Financial Officer of Eldorado.  “Reflecting our success with these strategies, we paid down $38.1 million of debt in the second quarter, bringing total debt reduction in the first half of 2016 to $73.6 million, with our trailing twelve month consolidated gross leverage ratio now at 4.9x.”

Summary of 2016 Second Quarter Property Results and Facility Enhancements

Nevada

Net revenue at the Reno Tri-Properties for the quarter ended June 30, 2016 increased 9.4% over the prior-year period to $84.2 million, with operating income increasing 26.9% to $13.7 million and Adjusted EBITDA of $18.9 million growing 32.0% from the same period in 2015.  Adjusted EBITDA margin increased 380 basis points in the second quarter to 22.5%. The Adjusted EBITDA improvement reflects the leverage in the Tri-Properties operating model as the year-over-year increase in all of the complex’s volume indicators resulted in improved flow through of revenue to adjusted EBITDA.  Gaming revenue benefited from increases in both coin-in and table drop and non-gaming revenues continued to increase with RevPAR up 20.1%. The consolidation of the Tri-Properties continues with ongoing revenue and expense synergy strategies being implemented.

Louisiana

Net revenue at Eldorado Shreveport declined 7.4% to $32.1 million in the second quarter of 2016 from $34.6 million in the second quarter of 2015 while operating income decreased 8.5% to $5.5 million over the same time period.  Adjusted EBITDA decreased 6.2% to $7.5 million from $7.9 million in the comparable quarter of 2015. The property experienced lower than historical average table game hold during the quarter which contributed to the decline in net revenues, which was partly offset by a 2.6% increase in non-gaming revenues.  The Shreveport market continued to be impacted by weakness in the energy sector in the second quarter.

Eastern Properties

Net revenue at Eldorado Scioto Downs increased 4.2% to $42.2 million in the second quarter of 2016 from $40.5 million in the second quarter of 2015 with operating income declining 0.7% to $10.4 million over the same time period.  Scioto Downs’ second quarter 2016 Adjusted EBITDA increased 2.8% to $14.6 million from $14.2 million in the comparable prior-year period.  The increase in both net revenues and Adjusted EBITDA marks the sixth consecutive quarter of year-over-year growth for these metrics at Scioto Downs.  Non-gaming revenue at the property rose 8.5% in the second quarter driven by the 2015 fourth quarter opening of The Brew Brothers microbrewery and restaurant.  On June 30 a second smoking patio opened with 119 new VLTs and a casino bar which is directly adjacent to Brew Brothers at the front of the property.   Construction on the 118-room Hampton Inn Hotel at the property continues and the hotel is expected to open in the fourth quarter of 2016.

At Presque Isle Downs & Casino, second quarter 2016 net revenue decreased 1.7% to $37.1 million from $37.7 million in the second quarter of 2015 with operating income increasing 17.8% to $4.1 million over the same time period.  Adjusted EBITDA declined slightly to $5.8 million in the second quarter of 2016 from $5.9 million in the year-ago quarter.  The decline in net revenue is attributable to lower non-gaming revenue mainly associated with strategic reductions in the property’s promotional expense. The property experienced minor construction disruption during the quarter due to the transformation of the old Clubhouse Restaurant into a new The Brew Brothers restaurant and a brand new escalator going from the casino floor to the entrance of The Brew Brothers, all of which was completed by the beginning of the third quarter.

Net revenue at Mountaineer Casino, Racetrack & Resort declined 15.9% to $35.8 million in the second quarter of 2016 from $42.5 million in the second quarter of 2015 with operating income decreasing 84.5% to $0.5 million over the same time period.  Adjusted EBITDA declined 47.5% to $3.7 million from $7.0 million in the comparable quarter of 2015.  The property continued to be impacted by the smoking ban in the county that went into effect July 1, 2015.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate, acquisition charges, S-1 expenses, severance expenses and other regulatory gaming assessments, including the impact of change in reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Second Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2361, conference ID 4541657 (domestic and international callers).  Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus Resort Casino in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.   Such risks, uncertainties and other important factors include, but are not limited to:  our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; our geographic concentration; our ability to integrate the operations of Circus Circus Reno, the Silver Legacy and the MTR Gaming properties; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and competition to attract and retain management and key employees.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Richard Land
President and Chief Financial Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30, 2016	December 31, 2015
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$37,105	$78,278
Restricted cash	3,870	5,271
Accounts receivable, net	14,524	9,981
Inventories	11,696	11,742
Prepaid income taxes	422	112
Prepaid expenses and other	13,320	10,795
Total current assets	80,937	116,179
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	1,286	1,286
PROPERTY AND EQUIPMENT, NET	615,011	625,416
GAMING LICENSES AND OTHER INTANGIBLE ASSETS, NET	489,630	492,033
GOODWILL	66,826	66,826
NON-OPERATING REAL PROPERTY	14,218	16,314
OTHER ASSETS, NET	6,777	6,954
Total assets	$1,274,685	$1,325,008

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$4,533	$4,524
Accounts payable	23,031	17,005
Due to affiliates	73	129
Accrued property, gaming and other taxes	15,737	19,424
Accrued payroll and related	17,198	17,852
Accrued interest	14,230	14,978
Accrued other liabilities	30,848	31,798
Total current liabilities	105,650	105,710
LONG-TERM DEBT, LESS CURRENT PORTION, NET OF DISCOUNT	789,389	861,713
DEFERRED INCOME TAXES	86,093	78,797
OTHER LONG-TERM LIABILITIES	7,110	8,121
	988,242	1,054,341

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	286,443	270,667
Total liabilities and stockholders’ equity	$1,274,685	$1,325,008

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Casino	$178,459	$156,788	$347,537	$304,450
Pari-mutuel commissions	2,893	3,056	3,577	4,261
Food and beverage	36,967	23,495	70,706	45,677
Hotel	25,677	8,444	45,842	15,478
Other	11,014	6,573	21,899	11,299
	255,010	198,356	489,561	381,165
Less: promotional allowances	(23,695)	(15,723)	(44,680)	(31,081)
Net operating revenues	231,315	182,633	444,881	350,084

Expenses:
Casino	100,374	91,066	196,636	177,884
Pari-mutuel commissions	2,931	3,093	4,255	4,789
Food and beverage	20,783	12,002	40,511	23,923
Hotel	7,979	2,313	15,108	4,503
Other	6,618	3,567	12,692	6,434
Marketing and promotions	9,766	7,404	19,341	14,505
General and administrative	32,380	23,053	64,035	46,597
Corporate	4,354	3,901	11,258	8,061
Depreciation and amortization	15,583	14,031	31,787	28,500
Total operating expenses	200,768	160,430	395,623	315,196

(LOSS) GAIN ON SALE OR DISPOSAL OF PROPERTY	(836)	3	(765)	4
ACQUISITION CHARGES	(56)	(253)	(576)	(337)
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATE	-	1,106	-	588
OPERATING INCOME	29,655	23,059	47,917	35,143

OTHER INCOME (EXPENSE):
Interest expense, net	(12,795)	(17,232)	(25,786)	(34,464)
Loss on early retirement of debt, net	(89)	-	(155)	-
Total other expense	(12,884)	(17,232)	(25,941)	(34,464)

NET INCOME BEFORE INCOME TAXES	16,771	5,827	21,976	679
PROVISION FOR INCOME TAXES	(5,980)	(1,032)	(7,816)	(2,048)
NET INCOME (LOSS)	$10,791	$4,795	$14,160	$(1,369)

Net income (loss) per share of common stock:
Basic	$0.23	$0.10	$0.30	$(0.03)
Diluted	$0.23	$0.10	$0.30	$(0.03)
Weighted average number of shares outstanding:
Basic	47,071,608	46,516,614	46,966,391	46,505,687
Diluted	47,721,075	46,657,618	47,591,958	46,505,687

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

Three Months Ended June 30, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties	$13,655	$5,046	$-	$-	$-	$214	$18,915
Eldorado Shreveport	5,541	1,964	-	-	-	(49)	7,456
Scioto Downs	10,363	4,215	-	-	-	-	14,578
Mountaineer	493	2,393	-	-	-	788	3,674
Presque Isle Downs	4,078	1,851	-	-	-	(142)	5,787
Corporate	(4,475)	114	579	56	17	(49)	(3,758)
	$29,655	$15,583	$579	$56	$17	$762	$46,652

Three Months Ended June 30, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties (3)	$10,759	$4,647	$-	$-	$40	$(1,111)	$14,335
Eldorado Shreveport	6,056	1,888	-	-	-	1	7,945
Scioto Downs	10,441	3,736	-	-	-	-	14,177
Mountaineer	3,172	3,812	-	-	12	-	6,996
Presque Isle Downs	3,461	2,559	-	-	-	(99)	5,921
Corporate	(4,248)	94	231	253	-	1	(3,669)
	$29,641	$16,736	$231	$253	$52	$(1,208)	$45,705

Six Months Ended June 30, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (2)	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties	$19,219	$10,509	$-	$-	$-	$180	$29,908
Eldorado Shreveport	12,043	3,910	-	-	-	(50)	15,903
Scioto Downs (1)	20,177	8,416	-	-	-	576	29,169
Mountaineer	1,409	5,050	-	-	-	758	7,217
Presque Isle Downs	7,079	3,677	-	-	-	(198)	10,558
Corporate	(12,010)	225	2,033	574	1,461	(49)	(7,766)
	$47,917	$31,787	$2,033	$574	$1,461	$1,217	$84,989

Six Months Ended June 30, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties (3)	$11,942	$10,315	$-	$-	$41	$(593)	$21,705
Eldorado Shreveport	11,255	3,807	-	-	25	1	15,088
Scioto Downs	19,762	7,474	-	-	-	-	27,236
Mountaineer	4,165	7,958	-	-	95	-	12,218
Presque Isle Downs	4,388	5,200	-	-	-	(120)	9,468
Corporate	(8,585)	187	821	337	11	1	(7,228)
	$42,927	$34,941	$821	$337	$172	$(711)	$78,487

(1)

Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for the six months ended June 30, 2016.

(2)

Included in stock-based compensation expense for the six months ended June 30, 2016 is $0.5 million of additional stock-based compensation expense as a result of severance related restricted stock units becoming fully vested during the first quarter of 2016.

(3)

Figures for the three and six months ended June 30, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

(4)

Other is comprised of (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (1) above.